Exhibit 19.1

LENNOX INTERNATIONAL INC.

INSIDER TRADING POLICY

___________________
I.Purpose
The purpose of this Policy (the “Policy”) is to promote compliance by Lennox International Inc. (the “Company”), the members of its Board of Directors, and its officers and employees with laws related to transactions in securities.
II.Applicability of Policy
A.Persons Covered
This Policy applies to members of the Company’s Board of Directors, and all officers and employees of the Company and its subsidiaries. This Policy also applies to certain family members of persons covered by this Policy--specifically, their spouses, any minor children (including minor step-children), and any other family member who lives in their households or who lives elsewhere but whose transactions are directed by or are subject to their influence or control (e.g., parents or adult children who consult with persons covered by this Policy before they trade in Company securities) (“Family Members”). For purposes of this Policy, other family members may include a person’s adult children, parent, step-parent, grandparent, grandchild, sibling, mother- or father-in law, son- or daughter-in-law, and brother- or sister-in law.
This Policy includes certain requirements that apply only to members of the Board of Directors and executive officers (collectively called “Section 16 Persons”), and to certain other designated individuals called “Other Insiders” whom the Company has determined are likely to have access to the Company’s non-public quarterly financial information. The Company will periodically update its list of Section 16 Persons and Other Insiders and will notify affected individuals when they have been added to or removed from the list.
B.Transactions Covered
The trading restrictions contained in this Policy apply to all the Company’s securities, including common stock, stock appreciation rights, options, warrants to purchase common stock, bonds, and any other debt or equity securities the Company may issue from time to time.
The following transactions are covered by this Policy:

•purchasing and selling stock and other securities;
•hedging or pledging stock and other securities (see Sections III.F and III.G below);
•selling stock obtained through the exercise of employee stock options (including cashless exercises);
•exercising stock appreciating rights (SARs);
•enrolling or changing participation elections in the Company’s Employee Stock Purchase Plan;
•gifting securities (including charitable donations); and
•purchasing and selling derivative securities and hedging arrangements.
C.Post-Separation Transactions
Under certain circumstances, this Policy continues to apply to transactions in Company securities even after a person covered by this Policy is separated from the Company. If a person possesses Material Nonpublic Information (defined in subsection D below) at the time they separate from the Company, they may not trade in Company securities until that information has become public. If a person subject to the Quarterly Recurring Blackouts (defined in Section III below) separates from the Company during a Blackout, they generally should not trade for the remainder of that Blackout. If a person separates from the Company during a Trading Window (defined in Section III below) and does not possess Material Nonpublic Information as of their separation date, they generally will not be subject to the next Quarterly Recurring Blackout.
D.Definition of Material Nonpublic Information
Information should be regarded as “material” if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the market price of the Company’s securities, whether positive or negative, should be considered material.
There are various categories of information that are particularly sensitive and, as a general rule, should be considered material. Examples could include:
•Financial performance, especially quarterly and annual earnings, and significant changes in financial performance or liquidity;
•Projections of future earnings or losses;
•Significant mergers, acquisitions or sales of assets or subsidiaries;
•A change in control;
•New significant contracts, or changes in significant contracts;
•Equity and debt offerings;
•Significant changes in senior management, directors or external auditor; and
•Significant litigation, investigations, or regulatory proceedings.
Information is “nonpublic” if it has not been widely disseminated by the Company to the public through major newswire services, national news services or financial news services or a filing with the Securities and Exchange Commission (“Widespread Public Release”). Material information is not considered public even if it is the subject of rumors or unofficial statements in the press or marketplace. When employees become aware of rumors or unofficial statements concerning the Company, the Legal Department should be notified immediately so that a determination can be made whether arrangements should be made for Widespread Public Release.
III.Restrictions
A.Trading on Material Nonpublic Information
Persons covered by this Policy who possess Material Nonpublic Information involving the Company must not enter into any transaction involving Company securities beginning with the time that they receive that Material Nonpublic Information and ending at the close of the second full Trading Day following the Widespread Public Release of that information. The term “Trading Day” means a day when the New York Stock Exchange is open for regular trading, generally from 9:30 a.m. Eastern until 4:00 p.m. Eastern. If, for example, the Company makes a Widespread Public Release of the Material Nonpublic Information before the market opens on a Monday, persons covered by this Policy must not trade in the Company’s securities until after the close of the Trading Day on Tuesday. If the Company does not make a Widespread Public Release of Material Nonpublic Information until after the market opens on a Monday, persons covered by this Policy must not trade in the Company’s securities until after the close of the Trading Day on Wednesday.
B.Tipping.
Persons covered by this Policy must not disclose or pass on (“tip”) Material Nonpublic Information to anyone and must not make recommendations or express opinions about trading in the Company’s securities on the basis of Material Nonpublic Information. If a person communicates Material Nonpublic Information that someone else uses to trade in securities, legal penalties can apply to the person who communicated the information, whether or not they personally derive any benefit from the trading.
C.Trading in Securities of Other Companies.
Note that Material Nonpublic Information is not limited to information about the Company. Material Nonpublic Information could relate to the Company’s customers or suppliers, an acquisition target, or a business completely unrelated to the Company. If persons covered by this Policy possess Material Nonpublic Information about another company, they must not enter into a transaction in that company’s securities, give trading advice about that company to anyone, or “tip” or disclose the Material Nonpublic Information concerning that company to anyone.
D.Trading Blackout Periods.
A “Blackout Period” means a time period when Section 16 Persons and designated individuals must not engage in any transactions in the Company’s securities (except as provided in Section E below) and includes Quarterly Recurring Blackouts and Special Blackouts as defined below.

1.Quarterly Recurring Blackouts.
“Quarterly Recurring Blackout” means each period commencing on the first day of the third month of each quarter (March 1, June 1, September 1, and December 1) and ending at the close of the second full Trading Day following the Widespread Public Release of the financial results for the quarter. The periods between each Quarterly Recurring Blackout are referred to in this Policy as “Trading Windows.” Quarterly Recurring Blackouts will apply to all Section 16 Persons and Other Insiders.
2.Special Blackouts
In addition to the Quarterly Recurring Blackouts described above, the Company may announce “Special Blackouts.” Typically, a Special Blackout will occur when there are events or developments that may be considered Material Nonpublic Information. A Special Blackout may apply to all employees or only a specific group of employees. The Legal Department will provide written notice to persons subject to a Special Blackout. Any person made aware of the existence of a Special Blackout must not disclose the existence of the Special Blackout to any other person. The failure of the Company to designate a person as being subject to a Special Blackout will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information.
3.Trading Window Not “Free Pass” to Trade
The purpose behind the Blackout Periods is to help avoid trading by insiders who may possess information about the Company’s financial results. However, trading in the Company’s securities during a Trading Window should not be considered an unrestricted opportunity to trade, and all persons covered by this Policy should use good judgment at all times. Even during a Trading Window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until the close of the second full Trading Day after the Widespread Public Release of the information. Each person is individually responsible at all times for compliance with the prohibitions against insider trading.
E.Transactions Not Restricted by this Policy
The following transactions are not restricted by this Policy but only if no shares are sold in connection with the transaction:
•paying cash to exercise stock options at any time, even during a Blackout Period;
•automatic exercise of SARs at the end of their term to avoid cancellation, if provided for in the SAR award agreement (NOTE: except for this automatic type of exercise, SARs may not be exercised during a Blackout Period);
•vesting of any equity award;
•withholding shares to satisfy tax withholding obligations upon the vesting of any equity awards;
•purchasing stock through the Employee Stock Purchase Plan under then-existing participation elections; and

•acquiring or disposing of securities in a stock split, stock dividend, or other transaction affecting all security holders in a similar manner.
F.Derivatives Trading, Hedging and Short Sales Prohibited
Persons covered by this Policy and their designees must not trade in any interest, security or position relating to the future price of Company securities, such as a put, call, swap, hedge or any other type of derivative security.
Persons covered by this Policy must not make a short sale of the Company’s securities (sales of securities that are not owned at the time of the sale). This prohibition is designed to prevent a person from seeking to profit from a decline in the Company’s stock price.
G.Margin Accounts and Pledges Prohibited
Persons covered by this Policy are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Securities pledged as collateral may result in a sale of the pledged securities at a time when the person who pledged the securities is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restriction.
H.    Employee Stock Purchase Plan
During Trading Windows, persons covered by this Policy (other than Section 16 Persons) may purchase stock under the Company’s Employee Stock Purchase Plan through payroll deductions, so long as they do not possess Material Nonpublic Information at the time they make the purchase election. Changes to levels of participation in the Employee Stock Purchase Plan, including termination or withdrawal from participation, cannot be made if an individual possesses Material Nonpublic Information at the time of the proposed change. Persons subject to a Special Blackout cannot make new purchase elections under the Employee Stock Purchase Plan, nor change levels of participation, including termination or withdrawal from participation.
IV.Additional Restrictions and Obligations for Directors and Officers
A.Pre-Clearance of Transactions
Section 16 Persons must not transact in Company securities without first complying with the Company’s “pre-clearance” process. Each Section 16 Person must contact the Legal Department before transacting in the Company’s securities.
The Legal Department must pre-clear each proposed transaction. The Legal Department will help the Section 16 Person confirm that they do not possess Material Nonpublic Information, and help ensure their compliance with the reporting and short-swing profit rules described below. If the Legal Department pre-clears the transaction, the Section 16 Person must execute the transaction no later than the close of the third Trading Day after the date of pre-clearance. If for any reason, the proposed transaction is not completed within the specified time period, the Section 16 Person is required to repeat the pre-clearance process.
B.Reporting and Short-Swing Liability
Section 16 Persons must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in federal securities laws. The practical effect of these provisions is that a Section 16 Person who purchases and sells the Company’s securities must report such transactions to the Securities and Exchange Commission on a timely basis. Furthermore, a Section 16 Person may be required to disgorge to the Company all profits of purchases and sales that occurred within the same six-month period, whether or not such individual had knowledge of any Material Nonpublic Information. For this reason, it is important that Section 16 Persons contact the Legal Department prior to any trade in the Company’s securities.
Under applicable regulations, neither the receipt of stock or stock options under the Company’s stock plans, nor the exercise of stock options is deemed a purchase that can be matched against a sale for short-swing liability purposes. However, the sale of any shares obtained through the receipt of stock or the exercise of stock options under the Company’s stock plans is considered a sale for these purposes and may be subject to the profit disgorgement under Section 16.
The rules on recovery of short-swing profits do not depend on whether a person had Material Nonpublic Information at the time of the transaction.
V.Rule 10b5-1 Trading Plans
Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. The Quarterly Blackout and Pre-Clearance restrictions do not apply to trades executed pursuant to a binding contract, instruction or written plan that complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 and that is pre-cleared by the Legal Department (a “Trading Plan”).
Trading Plans may only be adopted during a Trading Window and when the employee is not aware of any Material Nonpublic Information, and may not be modified. In addition, a Trading Plan must provide a minimum of thirty (30) days following its adoption before a trade can occur under the Trading Plan (the “Cooling-Off Period”). For Section 16 Persons, the Cooling-Off Period is a minimum of ninety (90) days following adoption of the Trading Plan, or two (2) business days following the disclosure of quarterly financial results for the fiscal quarter the Trading Plan was adopted, whichever is later.
The Trading Plan must be entered into in good faith and without any purpose of evading the prohibition against trading while in possession of Material Nonpublic Information. Persons adopting a Trading Plan must also act in good faith with respect to the plan. Trading Plans adopted by Section 16 Persons must include representations from the individual certifying that they are not aware of any Material Nonpublic Information about the issuer or its securities, and that they are acting in good faith and not as part of any plan or scheme to evade the prohibitions of Rule 10b-5. A Trading Plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party. Once the Trading Plan is adopted, the person adopting the Trading Plan must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade.

The Company will publicly disclose the adoption or termination of a Trading Plan by any Section 16 Person and a description of the material non-pricing terms, including the name and title of the Section 16 Person, the date of adoption or termination of the Trading Plan, the duration of the Trading Plan, and the aggregate number of securities to be sold or purchased under the Trading Plan.
All Trading Plans must be pre-cleared in advance by the Legal Department. Individuals may not enter into overlapping Trading Plans. Only one single-trade Trading Plan is permitted in any consecutive 12-month period. Approved Trading Plans cannot be amended and can only be terminated with the approval of the Legal Department, which will be granted only in unusual circumstances that could not have been foreseen at the time the Trading Plan was adopted. The compliance of any Trading Plan with applicable law is the responsibility of the person entering into the Trading Plan. All persons adopting a Trading Plan are encouraged to consult with personal legal counsel.

VI.Legal Liability and Disciplinary Action
There are serious legal liabilities for persons who violate insider trading laws, including disgorging profit made or loss avoided, monetary civil penalties, criminal fines, and prison sentences. Employees of the Company who violate this Policy will also be subject to disciplinary action, which may include, among other things, ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
VII.Individual Responsibility
Every person covered by this Policy has the individual responsibility to comply with insider trading laws and this Policy, regardless of whether a transaction is executed in a Trading Window or is pre-cleared by the Legal Department. The restrictions and procedures of this Policy are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised in connection with any trade in the Company’s securities.
An individual may, from time to time, have to forego a proposed transaction in the Company’s securities even if they planned to make the transaction before learning of the Material Nonpublic Information and even though they believe they may suffer an economic loss or forego anticipated profit by waiting.

VIII.Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions of its securities.
IX.Questions
Please direct any questions about this Policy to the Chief Legal Officer or the Assistant General Counsel, Securities.